Exhibit 21.1

Subsidiaries of the Registrant

Name of Company	State of Organization
Beacon Holdings, LLC	Colorado

Columbia Care LLC	Delaware

Green Leaf Extracts, LLC	Maryland

Green Leaf Management, LLC	Maryland

Green Leaf Medical of Virginia, LLC	Virginia

Green Leaf Medical, LLC	Delaware

Green Leaf Medicals, LLC	Pennsylvania

Infuzionz, LLC	Colorado

Patriot Care Corp	Massachusetts

Rocky Mountain Tillage, LLC	Colorado

TGS Colorado Management, LLC	Colorado

The Green Solution, LLC	Colorado

Time for Healing, LLC	Maryland

Wellness Institute of Maryland, LLC	Maryland